EXHIBIT 16
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                           NOLAN ACQUISITION PARTNERS

                              TERMINATION AGREEMENT





         THIS TERMINATION AGREEMENT (this "Agreement") of Nolan Acquisition Partners (the "Partnership") is made as of December 29, 1999, by and between Nolan Acquisition Group, L.P., a Delaware limited partnership and Conese Capital, L.L.C., a Delaware limited liability company (together, the "Partners").


                                 R E C I T A L S
                                 ---------------

         WHEREAS, the Partners are all of the partners of the Partnership; and

         WHEREAS, the Partners believe that it is in their best interests to terminate and dissolve the Partnership so that each of them will be free to pursue its own investment, tax and other objectives and purposes with respect to their respective investments in the securities of Aviall, Inc., a Delaware corporation.

         NOW THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the parties hereto hereby agree terminate and dissolve the Partnership upon the following terms and conditions and in accordance with the terms of the General Partnership Agreement, dated as of October 20, 1998, between the Partners (the "Partnership Agreement"), that formed the Partnership.


                                A G R E E M E N T
                                -----------------

         SECTION 1 NOTICE. The parties hereto agree that this Agreement shall serve as the written notice referred to in Section 9.1(d) of the Partnership Agreement that shall cause a dissolution of the Partnership.

         SECTION 2 DISSOLUTION. The termination and dissolution of the Partnership shall occur as of the close of business on December 29, 1999.

         SECTION 3 PARTNERSHIP AGREEMENT GOVERNS. The terms and conditions of the Partnership Agreement, including, without limitation, such terms as may govern the dissolution and winding up of the Partnership, shall be unchanged except as provided in this Agreement.

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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.



NOLAN ACQUISITION GROUP, L.P.               CONESE CAPITAL, L.L.C.

By: KINCAID CAPITAL GROUP,                  By: CONESE FAMILY PARTNERSHIP -
    a Texas Corporation, its general            NEVADA, L.P., its Managing
    partner                                     Member

                                                By: CONESE GENERAL PARTNER
                                                    (Nevada), INC., its general
                                                    partner



By /s/  Thomas R. Kincaid                       By /s/ Eugene P. Conese, Jr.
   ----------------------------                    ----------------------------
   Thomas R. Kincaid                               Eugene P. Conese, Jr.
   President                                       Vice President





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